                                                                      EXHIBIT 15

                         ACKNOWLEDGEMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                REGARDING INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Northfield Laboratories Inc.:

With respect to registration statements (Nos. 33-84264, 333-15877, 333-51681, 333-79579, 333-102672 and 333-110110) on Form S-8 and the registration statement (No. 333-106615) on Form S-3 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated April 5, 2004 related to our review of interim financial information.

Pursuant to Rule 436(C) under the Securities Act of 1933, such report is not considered to be a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,




/s/ KPMG LLP

Chicago, Illinois
April 12, 2004